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                          CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION


                 ASI HOLDING CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                 FIRST: That the Board of Directors of said Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

                 RESOLVED, that the Board of Directors hereby declares that it is advisable, in order to increase the authorized shares of Common Stock of this Corporation to 50,000,000 shares, to amend ARTICLE FOURTH of the Certificate of Incorporation of this Corporation to read as follows:

                 "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, par value $.01 per share".

                 SECOND: That in lieu of a meeting and vote of stockholders, the holders of a majority of the outstanding shares of Common Stock of the Corporation, the only class of stock of the Corporation, have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder of the Corporation entitled to such notice.

                 THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Sections 242
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and 228 of the General Corporation Law of the State of Delaware.

                 IN WITNESS WHEREOF, said ASI HOLDING CORPORATION, has caused this certificate to be signed by Frederick W. Jaqua, a Vice President, and attested by Israel A. Stein, an Assistant Secretary, this 18th day of April, 1990.

                                                   ASI HOLDING CORPORATION


                                                   By:/s/ FREDERICK W. JAQUA
                                                      ----------------------
                                                      Vice President

ATTEST:

By:/s/ ISRAEL A. STEIN
   -------------------
   Assistant Secretary





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